Exhibit 10.8

PROMISSORY NOTE

April 15, 2021

For Value Received, SOUL VENTURE PARTNERS LLC, a company incorporated and existing under the laws of the British Virgin Island (the “Borrower”), hereby unconditionally promises to pay to the order of CNW Holdings Limited, a company incorporated under the laws of Hong Kong (“Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of $150,000 (the “Loan”) each due and payable on the date and in the manner set forth in this note (the “Note”) below.

1. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable on demand no later than seven hundred thirty (730) calendar days from the date set forth above in this Note.

2. Interest Rate. No interest shall be charged on the Loan.

3. Place of Payment. All amounts payable hereunder shall be payable to Lender pursuant to Lender’s instruction.

4. Default. Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any other amounts due under this Note on the date the same becomes due and payable;

(b) Borrower or either Guarantor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

( ) An involuntary petition is filed against Borrower under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower; or

(c) Either Guarantor transfers, sells, pledges or otherwise disposes of any of its rights title or interest in the Carried Interest (as described in the following paragraph) prior to termination of this Note without the prior written consent of the Lender.

Upon the occurrence of an Event of Default hereunder, all unpaid principal and other amounts owing hereunder shall, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law.

5. Entire Agreement. This Note constitutes and contains the entire agreement of the parties and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications between Borrower and Lender, whether written or oral, respecting the subject matter hereof.

6. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

7. Attorney’s Fees and Costs. Borrower shall pay all costs incurred by Lender in collecting sums due under this Note after an Event of Default, including reasonable attorneys’ fees.

8. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

9. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

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IN WITNESS WHEREOF, the Borrower has executed this Note, as of the date first written above.

BORROWER

Soul Venture Partners LLC

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Director

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